[GRAPHIC OMITTED]                           Dykema Gossett PLLC
                                            400 Renaissance Center
                                            Detroit, Michigan 48243
                                            WWW.DYKEMA.COM
                                            Tel:  (313) 568-6800
                                            Fax:  (313) 568-6735





January 12, 2007

Principal Investors Fund, Inc.
711 High Street
Des Moines, IA  50392


Ladies and Gentlemen:

         You have requested our opinion, as counsel to Principal Investors Fund, Inc. ("PIF"), a Maryland corporation, that the proposed acquisition of all of the assets and liabilities of the Partners LargeCap Growth Fund, a separate series of PIF (the "Acquired Fund") by the Partners LargeCap Growth Fund II, another separate series of PIF (the "Acquiring Fund") will qualify as a tax-free "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

BACKGROUND

         Capitalized terms not otherwise defined herein have the meanings as defined in the Plan of Reorganization. For purposes of this opinion, all statutory references are to the Code unless otherwise specified.

         The acquisition will occur pursuant to the Plan of Reorganization dated December 1, 2006 (the "Plan of Reorganization") adopted on behalf of the Acquired Fund and the Acquiring Fund by PIF. This opinion is furnished to you pursuant to the Plan of Reorganization. PIF is a Maryland corporation and an open-end management investment company operating as a series fund under the Investment Company Act of 1940, as amended (the "1940 Act"). Each of the Acquired Fund and the Acquiring Fund is generally is treated as an open-end management investment company for 1940 Act purposes and is treated as a separate corporation for Federal income tax purposes.

         In connection with the preparation of this opinion, we have, among other things, reviewed, and relied upon the accuracy of, the following documents:

        1.       The Plan of Reorganization;

        2. The Registration Statement on Form N-14 under the Securities Act of 1933 that relates to the acquisition transaction between the Acquiring Fund and the Acquired Fund, as filed with the Securities and Exchange Commission (the "Registration
                 Statement"); and

        3. An Officer's Certificate provided to us by PIF on behalf of the Acquired Fund and the Acquiring Fund (the "Certificate").

         In rendering this opinion, we have assumed that the Reorganization (as defined below) will be carried out pursuant to the terms of the Plan of Reorganization and in accordance with the Certificate. In addition, we have further assumed that factual statements and information contained in the Registration Statement, the Certificate, and other documents, records and instruments supplied to us are correct and that there has been no material change with respect to such facts or information prior to the time of the Reorganization.

         If the Reorganization is effected on a factual basis different from that contemplated above, part or all of the opinion expressed herein may be inapplicable. Further, our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today's date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service ("IRS") or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

SUMMARY OF RELEVANT FACTS

         1. PIF is a Maryland corporation and an open-end management investment company operating as a series fund under the 1940 Act.

         2. The Acquired Fund elected to be taxed as a regulated investment company ("RIC") under Code Section 851 and has been a separate RIC since the date of its organization through the end of its last complete taxable year and intends to continue to qualify as a RIC for its short taxable year ending on the Closing Date.

         3. The Acquiring Fund has been a separate RIC within the meaning of Code Section 851 since the date of its organization through the end of its last complete taxable year and intends to continue to qualify as a RIC for the taxable year including the Closing Date of the Reorganization.

         4. The Board of Directors of PIF has determined, for valid business reasons, to combine the assets and liabilities (if any) of the Acquired Fund into the Acquiring Fund, and has adopted the Plan of Reorganization, subject to, among other things, approval by the shareholders of the Acquired Fund (the "Reorganization").

         5. On or prior to the Closing Date, the Acquired Fund will declare to its shareholders of record a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, for the current taxable year through the Closing Date.

         6. On the Closing Date, the Acquired Fund will transfer to the Acquiring Fund, and the Acquiring Fund will acquire from the Acquired Fund, all of the assets of the Acquired Fund. In consideration thereof, the Acquiring Fund will (A) assume and pay, to the extent that they exist on or after the Closing Date, all of the liabilities of the Acquired Fund and (B) issue and deliver to the Acquired Fund a number of full and fractional shares of the Acquiring Fund, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the Acquired Fund. The aggregate value of the net assets of the Acquired Fund and the Acquiring Fund shall be determined in accordance with the then current Prospectus of the Acquiring Fund as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.

         7. As soon as practicable after the Closing Date, the Acquired Fund shall distribute on a pro rata basis to its shareholders of record at the close of business on the Closing Date the shares of the Acquiring Fund received by the Acquired Fund at the Closing in exchange for all of the Acquired Fund's outstanding shares.

         8. For purposes of the distribution of shares of the Acquiring Fund to shareholders of the Acquired Fund, the Acquiring Fund shall credit on its books an appropriate number of shares to the account of each shareholder of the Acquired Fund. No certificates will be issued for shares of the Acquiring Fund. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of the Acquired Fund, shall be deemed for all purposes of PIF's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of the Acquiring Fund to be credited on the books of the Acquiring Fund in respect of such shares of the Acquired Fund as provided above.

         9. As soon as practicable after the Closing Date, the Acquired Fund shall be liquidated in accordance with applicable law and PIF's Articles of Incorporation.

         Based on the Code, Treasury Regulations issued thereunder, IRS rulings and relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:
       (i) The acquisition by the Acquiring Fund of all the assets of the Acquired Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution of the shares of the Acquiring Fund by the Acquired Fund, as described above, will qualify as a reorganization within the meaning of Code Section 368(a)(1). The
              Acquiring Fund and the Acquired Fund will each be "a party to a reorganization" within the meaning of Code
              Section 368(b).
       (ii) The Acquired Fund will not recognize any gain or loss upon the transfer of all its assets to the Acquiring
              Fund solely in exchange for shares of the Acquiring
              Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, if any, and the subsequent distribution of those shares of the Acquiring Fund to the shareholders of the Acquired
              Fund in liquidation. (Code Sections 361(a), 357(a),
              361(c))
       (iii) The Acquiring Fund will not recognize any gain or loss on the receipt of the assets of the Acquired
              Fund solely in exchange for the Acquiring Fund's shares and the Acquiring Fund's assumption of the Acquired Fund's liabilities, if any. (Code Section
              1032(a))
       (iv) The basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the basis of those assets in the hands of the Acquired
              Fund immediately prior to the Reorganization. (Code
              Section 362(b))
       (v)    The Acquiring Fund's holding periods for the Acquired
              Fund's assets acquired in the Reorganization will include the periods during which the Acquired Fund held such assets. (Code Section 1223(2))
       (vi) The shareholders of the Acquired Fund will not recognize any gain or loss upon the liquidation of the Acquired Fund and upon the receipt of shares of the Acquiring Fund solely in exchange for their shares in the Acquired Fund. (Code Section 354(a))
       (vii)  The aggregate basis of the shares of the Acquiring
              Fund received by a shareholder of the Acquired Fund will be the same as the basis of the shares of the Acquired Fund surrendered in exchange therefor. (Code
              Section 358(a)(1))
       (viii) The holding period of shares of the Acquiring Fund received by a shareholder of the Acquired Fund will include the period during which such shareholder held the shares of the Acquired Fund surrendered in exchange therefor, provided that such shareholder held the shares of the Acquired Fund as a capital asset on the Closing Date. (Code Section 1223(1))
       (ix)   Pursuant to Code Section 381(a) and Treasury
              Regulations Section 1.381(a)-1, each Acquiring Fund will succeed to and take into account the items of its Corresponding Acquired Fund described in Code
              Section 381(c), subject to the provisions and limitations specified in Code Sections 381, 382, 383, and 384, and the Treasury Regulations thereunder.

         The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other Federal, state, local, or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon. In accordance with the foregoing limitation, we express no opinion with respect to the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under Federal income tax principles. We express our opinion herein exclusively for the purpose of ascertaining the Federal income tax consequences of the Reorganization contemplated in the Plan of Reorganization to the Acquired Fund, the Acquiring Fund and the shareholders of the Acquired Fund on their receipt of the shares of the Acquiring Fund in exchange for their shares of the Acquired Fund pursuant to the Plan of Reorganization. We assume no responsibility to update our opinion in the event of a subsequent change in the law or facts. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

                                                     Very truly yours,

                                                     /s/ Dykema Gossett PLLC

                                                     DYKEMA GOSSETT PLLC